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Exhibit 99.2

NEWS RELEASE

FOR:	Methode Electronics, Inc. 7401 W. Wilson Avenue Chicago, IL 60706	CONTACT:	Thomson Financial Joey Iske 312-407-6761 Kasha Suk 312-407-6788

Methode Electronics, Inc. Announces Plans to
Commence Tender Offer for Class B Common Stock

        CHICAGO—August 20, 2002—Methode Electronics, Inc. (Nasdaq: METHA) today announced that the Special Committee of Methode's Board of Directors, on behalf of the company, has negotiated and approved an agreement with the William J. McGinley Marital Trusts to make a tender offer to purchase all of Methode's outstanding shares of Class B common stock at a price per share of $20.00 in cash. The Special Committee is composed solely of directors elected by the Class A shareholders. Under the agreement, the Trusts have agreed to tender their shares in the tender offer. Methode's Class A common stock will not be subject to the tender offer. Methode expects to complete the tender offer within four to six months.

        Although the Class B common stock represents only approximately 3% percent of Methode's outstanding equity securities, under Methode's charter, it is entitled to elect approximately 75% of Methode's board of directors. The tender offer will be contingent upon a sufficient number of shares of Class B common stock being tendered so that upon closing the tender offer, less than 100,000 shares of Class B common stock remain outstanding. Under Methode's charter, the right of the Class B common stock to elect approximately 75% of Methode's board of directors is eliminated once the number of outstanding shares of Class B common stock falls below 100,000. The offer will be subject to a number of other standard terms and conditions to be specified in the offer to purchase that will be distributed to the holders of the Class B common stock.

        TM Capital Corp., a New York and Atlanta based merchant banking and financial advisory firm, served as financial advisor to the Special Committee of the Board of Directors in this transaction and rendered a fairness opinion to the Special Committee.

        In connection with closing these transactions, James W. McGinley, a current director, and Roy M. Van Cleave, a director nominee, will resign from Methode's board of directors and the Marital Trusts have agreed that Horizon Farms, Inc., an affiliate of the Marital Trusts, will repay in full the principal amount and all accrued interest due under a $6,000,000 note due to Methode. Additional funds necessary to consummate the tender offer net of the loan repayment will come from Methode's available cash. Management does not expect the completion of the transactions to adversely affect Methode's liquidity or financial position.

        As of July 24, 2002, Methode had 1,087,317 shares of Class B common stock outstanding. The Marital Trusts and certain McGinley family members own approximately 85% of the outstanding Class B common stock.

        According to Warren L. Batts, Chairman of the Special Committee of Methode's Board of Directors that acted for Methode in negotiations with the Marital Trusts, "We believe that our agreement with the Marital Trusts to commence a tender offer for all of the Class B shares is fair to and in the best interests of Methode and its Class A shareholders. Following the closing of the tender offer, Methode will have a more conventional corporate governance structure. All shares will have equal rights in the election of directors and shareholders will generally have the ability to vote consistent with their equity interest in Methode."

        Neither Methode, the Special Committee nor Methode's Board of Directors is making or will make any recommendation to the Class B shareholders whether they should tender or refrain from tendering their Class B shares. Each Class B shareholder must make his or her own decision whether to tender his or her shares. Methode directors holding Class B shares have advised Methode that they intend to tender their Class B shares in the offer.

        Methode's obligation to commence the tender offer is subject to, among other things, the receipt of a favorable supplemental private letter ruling from the Internal Revenue Service that the proposed tender offer will not affect the tax consequences of the Stratos Lightwave, Inc. spin-off. Methode expects to complete the tender offer within four to six months. Due to numerous uncertainties involved in these matters, there can be no assurance that the tender offer will be completed as described or within the time periods outlined above.

        This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Methode's Class A or Class B common stock. The solicitation of offers to buy Methode's Class B common stock will only be made pursuant to an offer to purchase and related materials that Methode will distribute to its Class B shareholders in the future. The date the offer to purchase is distributed will depend on a number of factors, including the requested supplemental private letter ruling from the Internal Revenue Service. Class B shareholders are urged to read carefully the offer to purchase and related materials when they become available as they will contain important information regarding the tender offer, including the various terms of, and conditions to, the offer. When available, Class B shareholders will be mailed the offer to purchase and related materials and will be able to obtain such materials, free of charge, at the SEC's web site at www.sec.gov or from Douglas A. Koman, Vice President, Corporate Finance of Methode, at 708-867-6777.

CONFERENCE CALL

        Methode will conduct its regularly scheduled first quarter fiscal year 2003 conference call led by its President, Donald W. Duda, and Vice President Corporate Finance, Douglas A. Koman, on August 29, 2002 at 10:00 a.m. Central Time. Management will be able to take your questions on the information in this press release at that time. You may participate on the conference call by dialing 888-529-2741. Methode also invites you to listen to the webcast of this call by visiting the company's website at www.methode.com and entering the "Investor Relations" page and then clicking on the "Webcast" icon. A replay of the call will be available for seven days, by dialing (800) 642-1687, Passcode: 5348970.

About Methode Electronics

        Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website www.methode.com.

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  Exhibit 99.2